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Exhibit 99.2

Cubist 3rd Quarter 2003 Earnings Conference Call
Wednesday, November 05, 2003 10:30 am

MANAGEMENT DISCUSSION SECTION

Operator

  Good morning. My name is Lynn, I will be your conference facilitator. At this time, I would like to welcome everyone to the Cubist Pharmaceuticals Third Quarter Earnings Conference Call. All lines have been placed on mute to prevent any background noise. After the speakers remark there will be a question and answer period. If you would like to ask a question during this time, simply press star then the number one on your telephone keypad. If you would like to withdraw your question, press star then the number two on your telephone keypad. Thank you. Mr. Bonney, you may begin your conference.

Michael Bonney, President & CEO

  Thank you. Good morning everyone, and thank you for joining us today for our third quarterly conference call of 2003. Joining me here at Cubist today, I have Barry Einstein, our head of R&D; Oliver Fetzer, our Chief Business Officer; David McGirr, our CFO; Chris Guiffre, our General Counsel; and for the first time Robert Perez, our head of sales and marketing. As always, let me first read a short Safe Harbor statement before we begin. Forward-looking statements maybe made during this call. These statements are subject to a variety of risks and uncertainties that could cause actual results to differ materially from those projected or suggested here. Such risks and uncertainties are detailed in the company's recent filings with Securities and Exchange Commission. Today's call we'll start with David McGirr discussing our third quarter financial results, followed by discussion of all of the exciting events that have occurred since our last conference call and some of our upcoming plans and expected milestones. With that I'll turn it over to David.

David McGirr, Senior Vice President & CFO

  Thank you, Mike. For the quarter ended September 30, 2003, Cubist had a net loss of $34.2 million or a loss of $1.12 per share. This is compared to our loss of $17 million or a loss of $0.60 per share for the second quarter a one year ago. This loss for the third quarter of 2003 included a one-time charge of $9.1 million related to our decision not to occupy a new facility in Slough, England. $1.2 million of this was a write-off of construction in progress cost; the remainder being items related to lease termination, which in the quarter in question, were non-cash charges. This facility was originally intended to serve as Cubist's European headquarters. This action is a part of our ongoing program to improve our balance sheet and to aggressively control all elements of our cost.

  Absent this lease termination charge, which negatively affected our earnings per share for the quarter by $0.30, G&A expenses remained flat year-over-year. Our R&D expense decreased as a result of the research staff reductions taken earlier this year, a shift of $1.1 million in manufacturing resources for manufacturing development activity or an expense item to commercial manufacturing activity or an inventory item, and thirdly, as a result of the timing of milestone payments as expected. Our sales and marketing expenses increased during the quarter as we prepared for the launch this week of our antibiotic Cubicin. As we have now done for the last three quarters, we've broken out our sales and marketing expense from our G&A to give greater clarity on the costs of commercializing Cubicin. The cost of hiring our national sales force increased sales expenses by $3 million in the third quarter over the same period in 2002. Since the third quarter ended, we have signed a letter of intent with a potential buyer of our headquarters building in Lexington, Massachusetts. The goal of both parties is to move to a closing before the end of the fiscal year if satisfactory terms can be agreed upon.

  As of September 30th, 2003 we had $80.8 million in cash, cash equivalents and investments. However, since that date we have added a total of $102.6 million in cash as a result of an up front payment from Chiron and the net proceeds from our recent successful will follow on equity offering. Now I'd like to discuss our cash burn. We expect our cash burn to be around $110 million for the whole of 2003. This figure does not reflect the $18 million we've received from Chiron or the $84.6 million from the follow-on offering. And it is right in line with our earlier guidance where we told you to look for a cash burn of between $100 million and $110 million, most likely at the higher end of that range. The final number will be affected by the actual cash outflows from the agreements we reached to tidy up our real estate exposures in the UK and Lexington. Our current best estimate for those figures is included in the $110 million. We are not providing cash burn guidance today for 2004.

  I'll now turn the call back to Michael Bonney, who will give you an update on the launch of Cubicin and other events in the quarter.

Michael Bonney, President & CEO

  Thanks, David. Let me start by saying what a pleasure it is to host this conference call after all the positive events of the last three months. And what a difference the last three months has made in terms of our accomplishments and the ability to answer questions about Cubist.

  First, will Cubicin be approved? The answer is clearly yes. It has been approved. Two, will the company successfully complete a quality European commercial partnership for Cubicin? The answer here again is yes. Will the company be able to raise sufficient capital for a successful Cubicin launch? The answer is yes. And will Cubist be able to launch Cubicin successfully by itself in the US? Again the answer is yes.

  Although my remarks today will focus firmly on Cubicin, and our launch strategy and market positioning we'll be happy to take questions on our pipeline and other issues during the Q&A period.

  As I am sure you are all aware, late in the day on September 12th, we received FDA approval to market our first product Cubicin, known generically as daptomycin. This was a week before the PDUFA action date and just short of nine months from the NDA filing. It was great timing for us, as the largest US infectious disease meeting, ICAAC, began that weekend and we were able to begin promoting the product at our exhibition booth immediately. We have since completed the hiring of our sales force, completed all sales training, and have been calling on targeted physicians and hospitals since early October. As we announced yesterday, we began shipping products from our warehouse directly to US hospitals on Monday of this week. We are now a product revenue generating entity.

  To date we have been very pleased with the positive response from the physicians and pharmacists communities regarding Cubicin, and have already received notice that the drug has been put on to a good number of hospital formulas countrywide.

  We believe that there are a number of factors driving this early interest in Cubicin, and I would like to walk you through our thoughts here and discuss our Cubicin market positioning. At the recent meeting of the Infectious Disease Society of America or IDSA, we observed two major themes. The first theme was that MRSA or Methicillin-Resistant Staph aureus, is fueling a growing crises in the hospital selling, with rates of MRSA at the 50% to 60% level. Adding to this crisis is an alarming increase in the rate of community acquired MRSA infections. There has been a lot of press recently about pockets of breakouts in prisons, locker rooms, daycare centers, in short—in places with concentrated populations. It should be noted that the community strains of MRSA are genetically different from the hospital version and much more virulent. The second thing that emerged was the Vancomycin, the drug most commonly used to treat MRSA infections, is more and more often failing to do the job. The medical community blames this alarming trend on the long-term use of Vancomycin as it's been on the market for over 40 years.

  As a result, a drug that was once rapidly cidal or able to kill bacteria quickly, is now slowly cidal at best, and many argue has become static or only able to halt the growth of bacteria. This lack of cidal activity is complicating a dilemma that infectious physicians face everyday. When a patient presents with an infection that is suspected to be caused by staph, the physician must make an educated guess as to whether that infection is caused by resistant or susceptible bacteria, and treatment is initiated before lab culture results come back, which is usually about 48 hours after the culture is first taken. This decision is made based on the patient's history, the microbiology at the institution and other factors, but is made absent concrete proof of the infecting organism. Based on this empiric decision, physicians usually prescribe a semi-synthetic penicillin or first-generation cephalosporin antibiotic, if they presume that the offending organism is susceptible. They usually prescribe vancomycin, if the presumption is a resistant Gram-positive organism. A wrong decision here is costly, costly to the hospital but also and more importantly to the patient. If a patient has a resistant infection and initially receives a penicillin or cephalosporin, essentially proper treatment has been delayed for about 48 hours. And according to some studies, the rate of infection related mortality doubles. On the other hand, if a patient is thought to have a resistant infection, vancomycin is prescribed, and it turns out that if the infection was not caused by a resistant organism, then there is an increasing body of research that describes a poor outcome here as well when compared to the outcome achieved with the penicillin or cephalosporin.

  But here's where the Cubicin positioning comes in. Supported by its microbiologic profile, as well as clinical data in our package insert, Cubicin performs as well as the semi-synthetic penicillins against skin and skin structure infections caused by methicillin susceptible staph, and as well as, if not better than, vancomycin against skin and skin structure infections caused by methicillin-resistant staph aureus. Or said another way, a physician can feel secure in his or her decision to prescribe Cubicin empirically for these infections, as it is indifferent to the resistance profile of the staph, and as good as the gold standards of current therapy in each case. Add to that Cubicin's convenience with once daily dosing, a side effect profile typical of antibiotics and a rapid bactericidal spectrum of activity in vitro—we believe Cubicin offers physicians a new, unique choice of drug, that addresses a growing unmet medical need in the hospital environment today.

  So, let's turn to the market opportunity. In 2002, over 5 million courses of IV antibiotics were prescribed for Gram-positive, primarily staph infections, in US hospitals. These 5 million courses represent approximately 30 million days of therapy. Vancomycin represents about half of these days or about 15 million days of therapy. About one-third of the 5 million courses, or roughly 10 million days of therapy in total, were for complicated skin and skin structure infections, the indication for which we received approval. Assuming no label expansion, and no off-label use, at a price of $80 to $100 a day for Cubicin, the addressable market is upwards of $1 billion in the US.

  Initially, we are targeting vancomycin users. Fortunately, and one of the reasons that drove our decision to market Cubicin ourselves in the US, is that this is a very targeted specific marketplace. Approximately 900 US hospitals accounts for about two-thirds of the Vancomycin prescriptions, and infectious disease specialists control roughly half of these written prescriptions. Our 75 sales representatives can very efficiently and effectively target these key physicians at these important institutions.

  As we mentioned briefly in our last quarterly call, the representatives we have hired are really the cream of the crop. Not only do they have an average of 11.5 years of hospital selling experience, many of those selling antiinfective products, but they all performed in the top 15% at their previous organizations. 92% of our targeted institutions are already known to our sales force. They know who the key decision makers are, they understand the formulary process hospital-by-hospital, and they have hit the ground running. We are very pleased with the early results.

  Now that we have covered the US, let's focus for a few minutes on territories outside the US, where rates of MRSA infections are also reaching crisis levels. We announced an international partnership with Chiron Corporation. In return the rights to market Cubicin in Europe and other countries, Chiron paid us $18 million up-front. $10 million of which was to purchase Cubist stock at a 50% premium to market. They also agreed to pay us up to $32 million more, should certain regulatory and sales milestones be met and will pay us an above-industry average royalty rate, on net sales of Cubicin in the covered territories.

  In looking for a partner, we were seeking three key characteristics. First, Cubicin had to represent an important part of the partner's product portfolio in Europe. Second, the partner had to have an established and respected hospital-based European sales force and third, the partner had to have proven experience in the registration and reimbursement processes across Europe, ideally with a focus on the antiinfective space.

  Chiron fits all of these characteristics extremely well. Given their 180 to 200 person European commercialization organization that has registered and received pricing reimbursement for and currently markets both TOBI (inhaled tobramycin) and Proleukin to the hospital markets. They have a sophisticated clinically focused sales force to whom Cubicin represents an exciting new growth opportunity. Unlike the US, where infectious disease specialists dominate the prescribing, in Europe infectious disease docs, hematologists and oncologists in total are the big prescribers of Vancomycin and teicoplanin.

  Over the past year, we have done our own in depth due diligence regarding the registration of Cubicin throughout Europe. We are now sharing our ideas with Chiron and together over the coming months we will be formulating our European registration strategy. We currently expect to be in a position to file for regulatory approval of Cubicin in Europe during 2004 with an expected launch sometime in 2005.

  As time is running short, why don't we stop here and I will now turn it open to questions. Operator?

QUESTION AND ANSWER SECTION

  Operator: Yes sir. At this time, I would like to remind everyone, if you would like to ask a question, press star, then the number one on your telephone keypad. We will pause for just a moment to compile the Q&A roster. Your first question comes from Thomas Shrader of Harris Nesbitt and Gerard.

  <Q—Thomas Shrader>:    Hi, good morning. Thanks for taking my call. Congratulations, I guess we really get to see the answer now. It sounds like in your call, you are going to de-stress the decision making process as a key marketing message, you don't have to decide between penicillin and Vanco. Can you talk about, is that your lead message versus once a day. Can you talk about why—maybe mention how much you are going to use your sub group data, is that a key in for you guys? And finally if you've had any push back on price?

  <A—Michael Bonney>:    Great. Okay, Tom let me try and answer those for you. First of all, I think that the—if you think about the priority that Infectious Disease doctors face in terms of making decisions, to start with, they look at efficacy, then they look at safety and then basically all others. So what we are articulating with this positioning is that for the first time since MRSA has become so common in US institutions, the doctors have a choice, before they know what the offending organism is, that doesn't carry negative consequences. So, it's really an efficacy story. We support that with both the individual data as well as the data from the clinical program that compares the efficacy of Cubicin to semi synthetics in the case of MSSA and Cubicin to Vancomycin in the case of MRSA. Now to support that story, we then of course review the safety profile, because that is another area where efficacy sometimes can carry across and the safety profile of this drug based on these data looks very positive. Once a day, we mention every time because I think it is an important feature but I also think that it is third in the decision-making parameters for the Infectious Disease docs in US institutions. In terms of price, we have not gotten a lot of pushback on price, in most institutions they are discussing the utility of the drug given its cost, which is precisely the conversion we wanted to have. But it does not appear to us at this point given the formulary acceptance to date, that it is an obstacle to the inclusion of Cubicin on the formulary or to use.

  <Q—Thomas Shrader>:    So just invisible?

  <A—Michael Bonney>:    I wouldn't call it quite invisible and I didn't want it to make it invisible. I want it to be part of the decision-making process, and I think that it is. But it is not an obstacle, and it doesn't appear that it is driving a decision to try to truly niche this product the way some others have been niched upon launch.

  <Q—Thomas Shrader>:    Okay. Great. Thanks a lot.

  Operator: Our next question comes from Eun Yang of Needham & Company.

  <Q—Eun Yang>:    Hello.

  <A—Michael Bonney>:    Hi Eun.

  <Q—Eun Yang>:    Hi. I have a couple of questions. The number one, how many days of therapy, number of doses, number of days of therapy can you actually produce at the current production rate for next year?

  <A—Michael Bonney>:    Well, you know I am not going to respond at that level detail. What I have said in the past is I am increasingly confident that we will able to produce sufficient drug to meet or exceed the current consensus estimates of $55 million.

  <Q—Eun Yang>:    Okay. The second question is on the up-front payment from Chiron, so about $8 million is in cash and $10 million is to purchase the shares and I am just wondering whether that cash payment is going to be amortized over certain number of years and when Chiron purchased Cubist shares is that—a certain number of years they have to purchase the shares or is it going to be at a one-time deal?

  <A—Michael Bonney>:    I am going to ask David to respond to those.

  <A—David McGirr>:    Hello Eun.

  <Q—Eun Yang>:    Hi.

  <A—David McGirr>:    Just the first thing to clarify is the $18 million was all cash.

  <Q—Eun Yang>:    Okay.

  <A—David McGirr>:    We received up-front. So, we received $18 million in cash at the beginning of October. The two components are the $8 million of license fee and $10 million of stock sold at a 50% premium. What that creates is if you take the 10 million of stock, three quarters of that 6.67 million of that is the true—the fair value of the stock that was sold and goes into additional paid-in capital on the balance sheet. The balance of $3.3 million and the $8 million of the up-front license fee, $11.3 million is deferred revenue and is on the balance sheet as well and that will be amortized over time. There is an EITF ruling 0021 from the accounting profession which is looking at multiple ongoing contracts and that will determine over what period that amount is amortized. It's a very academic debate but that will happen over some time.

  <Q—Eun Yang>:    Okay. One last question. Is the milestone, I am assuming that there is a milestone associated with Cubist approval to Eli Lilly was that a stock based milestone payment?

  <A—David McGirr>:    Royalty, I mean the payment we received on the approval.

  <Q—Eun Yang>:    No, payment they—the milestone payment that you paid to Eli Lilly upon approval?

  <A—David McGirr>:    Yes. There was an amount and that was $500,000 paid in stock.

  <Q—Eun Yang>:    Okay. Thank you very much.

  Operator: Your next question comes from Eric Sharps with Four Square Partners.

  <Q—Eric Sharps>:    Good morning. Congratulations on the launch.

  <A>:    Thank you.

  <Q—Eric Sharps>:    It sounds very nice, doesn't it?

  <A—Michael Bonney >:    It does, sounds terrific.

  <Q—Eric Sharps>:    It really does, still too rare in our world. How are hospitals reimbursed for the antibiotics that they use to treat nosocomial infections?

  <A—Michael Bonney >:    Well, Eric for the vast majority of circumstances, certainly all of the patients are reimbursed under DRG process or diagnostic related group. So, it is part of a capitated payment to the individual hospitals based on the diagnosis of the patient of primary and secondary. So, they are not reimbursed on a line item basis, part of a basket of cost that payers spends at the institution based on what the diagnosis of the patient is.

  <Q—Eric Sharps>:    Okay. Can I ask the second question?

  <A—Michael Bonney >:    Sure.

  <Q—Eric Sharps>:    Which was it? The 9801 Clinical Trial, it looks like Cubicin was working a little bit faster than the comparative group. But that doesn't seem to show up in the package insert and I was wondering, was this statistically significant and can we use that to our advantage and I guess at the end of the day are patients in fact getting a shorter course of therapy with Cubicin?

  <A—Michael Bonney >:    Fair question. In fact, your information is accurate, in fact, when we looked across the two Skin/Skin-Structure studies, there was a statistically significant difference in the days of IV therapy for the Cubist group compared to the comparative group in the favor of Cubicin. However, it was not a primary endpoint of the study and as such did not make it into the label. We will of course include in the publication of this, a reflection of that data and use it that way. I think this is a key question for the infectious disease community to address, as they get experienced with this drug. Clearly a Phase 3 clinical trial does not absolutely represent clinical practice day-to-day and it will be interesting to see how that data plays out in the real world. Given the in vitro profile of this drug and its rapid cidality it looks very confident of the result of that, but I think it's important for the infectious disease community to get their hands on the drug out there, looking in real time and develop their own experience with it.

  <Q—Eric Sharp>:    Great. Thank you very much. Congratulations again.

  Operator: Your next question comes from Jill Friedman of Pacific Growth Equities.

  <Q—Greg Wade>:    Good morning. Congratulations on the launch and a good quarter, it's Greg Wade actually. Quick question on formularies, Mike can you tell us how many formularies you are on presently and what type of formulary approval process will result in? How many formularies are you going to get on sort of in the next three months, six months throughout next year, if you could help us in there?

  <A—Michael Bonney>:    Well, we have internal targets, we have not articulated them publicly, and I am not going to start that process here today but I will tell you that we are running north of what our predictions are today. And it appears that the formulary acceptance is that we have, and there are a number of them, are a good mix of hospitals, that is to say it is not just institutions who have hands on experience with the drug but institutions that are naive to the drug are also putting it on formulary and there is a good geographic distribution as well. So, it is not concentrated on one part of the country, there are name brand institutions, if you will, throughout the country that have already put the drug on formulary.

  <Q—Greg Wade>:    Great thanks. Could you just highlight for us any surprises, either positive or negative, with respect to this process that you are undertaking now with the formulary?

  <A—Michael Bonney>:    Well, I think that the rate has been a bit of a positive surprise today. The rate of hospitals putting drug on formulary, and the other thing that is a surprise is that it was my expectation early on that the early approvals would all be restricted and while the majority—restricted to infectious disease or infectious disease consult, and while that is true in the majority of cases, we do have institutions that are putting it on without restrictions. And that I think is a positive surprise at this point as well. It's awfully early to extrapolate that and I would encourage folks not to do that but I am very pleased to-date that that is going on. The last thing I would say is that beyond formulary approvals, we have been getting a very very large number of requests for formulary kits, and that is running a bit north of where we would have anticipated at this point as well.

  <Q—Greg Wade>:    Thanks Mike. If I could just trouble you for one more little clarification, perhaps you could just explain to us the difference in getting the drug prescribed to a patient in an institution where it is on a restricted list versus one where it is not?

  <A—Michael Bonney>:    Sure. In a situation where the drug is restricted to ID or ID consult, it is precisely that in terms of order, in terms of getting it to a patient, either an infectious disease doc at that hospital needs to prescribe it or they need to recommend it to another physician, who is the primary caregiver for the infected patient. As you may remember, roughly 50% of Vancomycin is actually prescribed this way today, either by the ID's themselves or through a consult with the primary caregiver. So, it does actually give us access to a very significant portion of Vancomycin market immediately.

  <Q—Greg Wade>:    Okay, thank you.

  Operator: The next question comes from Chris Tanaka of Itros Capital.

  <Q—Chris Tanaka>:    Hi there. Congratulations on the approval. I wanted to ask you a question, in terms of the concentration of the market, you'd mentioned that the top 900 hospitals that you will be targeting are, I think it was something like around two thirds of the market, what is the amount that is represented by the top 200 hospitals? Or do you have any more data, maybe whether the—how many hospitals for 50% of the market?

  <A—Michael Bonney>:    It's roughly 300 hospitals for about 50% of the total market opportunity here. So, it is a very concentrated market.

  <Q—Chris Tanaka >:    And okay, great, that helps. And then I also wanted to ask a question in terms of patients in hospital who have an infection, either endocarditis or bacteremia infection, what's the average number of days that those patients would be on therapy?

  <A—Michael Bonney>:    Well for endocarditis it generally runs about four weeks. For bacteremia the average is somewhere around two weeks on current therapy. Right.

  <Q—Chris Tanaka >:    Okay. What did—how many patients have currently been enrolled in the bacteremia endocarditis trial?

  <A—Michael Bonney>:    We have not at this point provided those specifics. You may recall that we made a slight modification to the protocol in the spring, and closed down some sites and added some sites. And since that time the accrual has increased significantly and it continues even post approval to—we continue to accrue at a much greater rate than we did previously.

  <Q—Chris Tanaka >:    Okay, and when do you think you might have that fully accrued?

  <A—Michael Bonney>:    Again, we haven't provided specific guidance. I think the way to think about it is that it will be a handful of quarters I suppose to a handful of months. I would also bring your attention to a press release that we issued at the end of September, where the Data Monitoring Committee reviewed data on the first group of patients in this study blinded data and recommended to us that we proceed with the study.

  <Q—Chris Tanaka >:    Okay. Thank you very much.

  Operator: Once again I would like to remind everyone. If you would like to ask a question, press star then the number one on your telephone keypad. Your next question is Matt Duffy of Black Diamond Research.

  <Q—Matt Duffy>:    Good morning. Congratulations on the launch.

  <A—Michael Bonney>:    Thank you.

  <Q—Matt Duffy >:    Just want to get see we get a little extra color you said you have been getting some early formulary approvals and just what the restrictions look like. Are they—is it more then physician type or indication type and are—do you find IDs extrapolating beyond just of kind of soft-tissue infections to broader types of infections given even the clear anti-bacterial activity?

  <A—Michael Bonney>:    In those institutions with restrictions to-date on the formulary process, they're restricted to ID or ID consult, at vast majority of them, which again is about 50% of the vancomycin business today. And in this marketplace and we have just early anecdotal evidence, they look at the microbiologic profile of the drug, they look at the pharmacokinetic data and they do think about using it when they have an infection whether it's within the label or not. Clearly our promotional efforts are focused on skin and skin structure infections, but, the label defines how we promote it, not how physicians use it.

  <Q—Matt Duffy >:    Give perhaps from your market research, just any sense of, in the first year or so, with skin and soft tissue versus other indication type of usage might look?

  <A—Michael Bonney>:    We have done some of that market research, it is my expectation that there will be a fair amount of use outside of skin and soft tissue early on.

  <Q—Matt Duffy >:    Okay. And any sense of quantitating that?

  <A—Michael Bonney>:    We have not quantitated that at this point.

  <Q—Matt Duffy >:    Okay, thank you very much.

  Operator: Your next question comes from Joel Sendek of Lazard.

  <Q—Joel Sendek>:    Thanks. A couple of financial questions, I guess. What's the share count currently after the—I am assuming it's about 600,000 to 700,000 shares to Chiron?

  <A—Michael Bonney>:    All that I can give you, Joel, share count as of October 31, the share counts was—What's your question Joel, is it Chiron or total outstanding?

  <Q—Joel Sendek>:    Both I guess, the total outstanding would be sufficient.

  <A—Michael Bonney>:    The total outstanding as of October 31 is 39,974,081.

  <Q—Joel Sendek>:    Okay. And...

  <A—Michael Bonney>:    Chiron bought their $10 million of shares at $18.89.

  <Q—Joel Sendek>:    $18.89, okay, great. That helps. And then, I know you are not giving guidance for "04, but looking at the R&D line that's gone down dramatically obviously over the last three quarters sequentially, and I am just wondering with, you know, the other stuff, even your pipeline or anything else, if this quarter's numbers are good, run rate might go up. Can you give us any sense, even though you are not giving "04 guidance as to, kind of, how we can predict R&D at least based on this quarter's number?

  <A—Michael Bonney>:    Well, there is a couple of moving pieces there, Joel. Clearly historically, embedded in the R&D number was manufacturing cost including getting the facilities up and running in test batches and all that stuff, which now will move out of the R&D expense line into inventory, hopefully cost of goods, so that will tend to push it down. The flip side of that is, we do have R&D expenses associated with the launch, which have to do with creating a medical affairs group and we will initiate some Phase 4 studies early next year—that will have the tendency to push those amounts up a bit as well. So, as I said, there is a couple of moving pieces, we aren't providing any more specific guidance on that at this point. We are looking at a couple of key studies in the Phase 4 round. They aren't in any way as expensive as a Phase 3 study, but will drive some costs on the R&D line.

  <Q—Joel Sendek>:    Okay that's helpful. And then maybe another question you may not able to answer is what's the next step of financing and shoring up the balance sheet—would you contemplate another equity financing in calendar "04, don't you see the need for that?

  <A—David McGirr>:    I think, Joel, we've said for some time that between now and reaching cash flow breakeven the models from street and our own model show that there is a gap between our cash resources and getting to cash flow breakeven, but at sometime we will be raising more capital. Exactly when that will happen will depend obviously on market conditions, how the sales of Cubicin goes, how much cash that throws off and so certainly having just raised the $90 million follow on, we are in very good shape, but we do have one more deal certainly to do.

  <Q—Joel Sendek>:    Okay excellent thanks a lot.

  Operator: You have a follow-up question from Eun Yang of Needham & Company.

  <Q—Eun Yang>:    Hi just a couple of quick questions on the pipeline, CAB-175, it just initiated Phase I, and I am just wondering when we maybe able to see the data? And secondly OCTX, I am just wondering if you are planning to initiate clinical studies by end of this year? Thanks.

  <A—Michael Bonney >:    Fair enough Eun. We have initiated a Phase I multidose dose escalation study with CAB-175. Those data as is typical for us will be presented in a scientific forum and I would anticipate sometime in the latter part of next year. If this is successful, we will be moving into multiple Phase 2 studies with CAB-175 in the second half of 2004. On OCTX we made some significant progress in terms of the oral formulation here and have certainly achieved therapeutically meaningful blood levels in animals. We will be moving early in 2004 into a scintigraphy study, which is a study in humans where we will assess whether the result seen in animals actually translate to humans. If the answer to that is yes, then we will move as quickly as we can to a final dosage form and an IND filing to commence true dose ranging studies. If the answer to that is no, we are going to stop investing in this program and that decision should be made by the end of Q1 2004.

  Operator: Your next question comes from Edward Nash of Legg Mason.

  <Q—Edward Nash>:    Hi, yes. Good morning. Just wanted to find out with your recent cash raise, what you guys if you plan on paying down any of your debt, any of the converts, if I am not mistaken the $39 million convert become redeemable after September of this year, I just wanted to find out if you guys plan on paying some of that balance?

  <A—Michael Bonney>:    Okay Ed. The $39 million that you referenced is essentially the mortgage on our corporate headquarters in Lexington and the real estate tidying up that David mentioned earlier is that's a piece of that. So, we have, as you mentioned, signed a letter of intent with the buyer and if we are able to reach mutually acceptable terms, we would essentially sell this building and lease it back and retire that $39 million in debt. The rest of the debt is a $165 or the bulk of the rest, is a $165 million convert within "08 maturity, a 5.5% coupon and as this is not critical, our view at this point is to use our cash to effect a solid Cubicin launch and to progress the pipeline rather than to pay down that debt.

  <Q—Edward Nash>:    Okay, great. Thank you.

  Operator: Your next question comes from Ken Martin-Halpine of Emerald Asset Management.

  <Q—Ken Martin Halpine>:    A question: will it be, on the filing in Europe, will it be earlier or later in 2004? What should we expect?

  <A—Michael Bonney >:    We've just kicked off the operational interactions with Chiron, and they're going very well. But until those have a chance to mature a bit further, I think it's premature for us to opine on when in 2004. Just as soon as we have clarity and alignment with Chiron, we will let you know on that.

  <Q—Ken Martin Halpine >:    Great. Thank you.

  Operator: Your next question comes from Mark Attalienti of Alliance Capital.

  <Q—Mark Attalienti>:    Hi, good morning. I understand I am running the risk of asking a question I will get a boilerplate answer to, but I will ask anyway. Why are the market size numbers that are thrown out so much larger than the expectations for revenues?

  <A—Michael Bonney>:    Well, I think there is a couple of ways to respond that. First thing I would suggest is that you have conversations with the analysts that you generally talk to and get their perspective on it. I think one issue here is that there aren't good models in the hospital environment for new antibiotic launches, remember this is the first in—the first rapidly bactericidal antibiotic to be launched in over 30 years. And that creates, I think, some uncertainty as to what the true uptake is going to be. It's also, I think, vancomycin is the standard of care for resistant staph infections. We live with this everyday and are very close to the Infectious Disease community and we believe that they need an alternative and they are desperately seeking an alternative and we think Cubicin can be it. That said, if you look at the history of IV antibiotic launches, most of them are follow-ons and I am told, most of them are follow-ons that offer modest differences from what was currently available and their uptake tends to be relatively slow and only a few instances have achieved the kind of levels that our belief in terms of the opportunity here that represents that Cubicin could achieve. I hope that's not too boilerplate.

  <Q—Mark Attalienti >:    No, I was expecting much worse. Thank you very much. It was helpful, thanks.

  Operator: Your next question comes from Steven Harr of Morgan Stanley.

  <Q—Steven Harr>:    Good morning.

  <A—Michael Bonney >:    Hi Steve.

  <Q—Steven Harr>:    I had a couple of questions and I apologize, I'm a little late on the call, so I hope you haven't already addressed them. The first one, related to, I know, you've addressed a little bit around formularies, but could you give us an idea what kind of restrictions are being placed on the drug, that we can get an idea of what the typical hurdle is to a physician actually prescribing the drug? And then second of all, I was hoping you can maybe just give us a brief update on where you are with manufacturing in terms of capacity and in terms of expanding to a second approved site for the drug?

  <A—Michael Bonney >:    Sure Steve. The first one, pardon me. [cough] On the formulary restrictions, really the most restricted of the formularies to date are restricted to ID use or ID consult. So, if you think about how vancomycin is used, that restriction gets us to about 50% of the vancomycin marketplace, as it exist today. In terms of—and surprisingly Steve because we did discuss a little bit earlier, we have a number of formularies, it's not huge but it is higher than I would have expected where there are no restrictions. In terms of manufacturing, two pieces to that. First, is the production of our current supply chain, which has continued to improve relative to our base assumptions. So, our yields are significantly higher than our base assumptions. So, things are looking more and more positive there. And the second piece of it was the second site coming on in mid-2004, we are spot on our timeline for that happening.

  <Q—Steven Harr>:    With improved yields, that means your gross margins are better than you assumed as well, or is it too early?

  <A—Michael Bonney >:    Well, I think what you'll see in terms of gross margins is that they—the early quarters, the early reporting that we do on revenue, they will be higher than where they end up, because remember yields have improved over time, and we will be selling the lower yield inventory first. So, I would encourage you to give us a few quarters at least, to really peg what the gross margin is going to be here.

  <Q—Steven Harr>:    All right, I had one other question, I don't know how much you can give us around this but the number of hospitals that have placed orders and the number of formulary acceptance?

  <A—Michael Bonney >:    Yes. We haven't provided the specifics of those numbers. On the formulary acceptance side, what I have said is that we are ahead of our expectations and we are getting actually more acceptances at the higher priority hospitals, on a percentage basis, but importantly we're getting acceptances across the whole hospital universe, not just our targeted institutions. The same is true of course with the orders. We're getting orders from both around the country as well as across the various types of hospitals both our targeted institutions, as well as those that are not targeted.

  <Q—Steven Harr>:    Thanks a lot.

  <A—Michael Bonney>:    Given that we've been shipping drugs for just two days and I think it's a little bit premature to give you a little bit of...

  <Q—Steven Harr>:    I didn't ask about shipments. I figured it's a little too early for that.

  Operator: Once again, I would like to remind everyone, if you would like to ask a question, press star then the number one on your telephone keypad. Your next question comes from Matt Craig of H&R Block Financial.

  <Q—Matt Craig>:    Hi guys. Congratulations on the launch. Is the drug going to be—are you seeding the market with samples with the drug or you are actually selling it and especially, in the frame of limited manufacturing capabilities, I am wondering what type of seeding would go on out there?

  <A—Michael Bonney >:    Well, I will get to the whole bunch of questions, Matt. First of all, there is no sampling activity at all. Second of all, we have plenty of drug, given our current yield to meet or exceed the consensus street estimate to $55 million in 2004 and as you may have just heard yields are actually increasing very strongly in our bulk manufacturing, but in the hospital environment, you don't sample, in fact. That is not a standard part of any launch in a hospital.

  <Q—Matt Craig>:    Great. Okay. Thank you.

  Operator: At this time, there are no further questions. Mr. Bonney, are there any closing remark?

Michael Bonney, President & CEO

  Yes. Thank you. First, let me provide a little bit of insight into upcoming milestones. First would be, and the question is already been asked is, we will be providing clarity on our European regulatory strategy for Cubicin, as soon as we get that aligned with Chiron. We will be reporting, of course, sales of Cubicin starting with our February conference call reflecting Q4 of this year. We also are going to be advancing the pipeline as I mentioned, CAB-175 should be moving into multiple Phase 2 studies in the latter part of 2004, should the Phase 1 that is currently ongoing be successful. OCTX or oral formulation of Ceftriaxone, we have made very good progress this year. We now have multiple formulations that look very promising and we've got to put those into a human scintigraphy study in the early part of 2004 and will make an IND go-no-go decision by the end of Q1 next year. We continue to make very good progress on the Phase 3 study in Endocarditis/Bacteremia and we will be updating folks periodically on that as well. And finally, we are on track of getting the second commercial manufacturer of Cubicin bulk online in mid-2004. So, thank you very much for joining us today. As you can see, this is really been a very, very exciting three months here at Cubist. We look forward to the coming quarters and reporting on our Cubicin sales in subsequent conference calls. Thanks very much.

  Operator: This concludes the Cubist Pharmaceuticals' third quarter earnings conference call. You may now disconnect.

QuickLinks

  Exhibit 99.2